EXHIBIT 99.1

Pegasystems Approves New Share Repurchase Program

CAMBRIDGE, Mass. – December 1, 2008 – Pegasystems (NASDAQ: PEGA), the leader in Business Process Management, today announced that its Board of Directors has authorized a new share repurchase program (the "New Repurchase Program"). The new program replaces the current program which expires on December 31, 2008. Under the New Repurchase Program, effective December 1, 2008, an additional $15 million in repurchases of Pegasystems common stock has been approved. The New Repurchase Program will expire December 31, 2009. Through November 28, 2008, the Company had repurchased 2,112,422 shares under the current repurchase program, for an average price of $11.82 per share.

At the Company’s discretion, the purchases will be made from time to time on the open market or in privately negotiated transactions. Shares may be repurchased in such amounts as market conditions warrant, subject to regulatory and other considerations.

The Company has established a pre-arranged stock repurchase plan, intended to comply with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and of Rule 10b-18 of the Exchange Act (the "10b5-1 Plan"). Shares that are repurchased under the 10b5-1 Plan will be repurchased under the New Repurchase Program.

Any actual repurchases under the New Repurchase Program will be disclosed in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for the quarterly periods ending between December 31, 2008 and December 31, 2009.

About Pegasystems

Pegasystems, the leader in Business Process Management, provides software to drive revenue growth, productivity and agility for the worldŒs most sophisticated organizations. Customers use our award-winning SmartBPM(R) suite to improve customer service, reach new markets and boost operational effectiveness.

Our patented SmartBPM technology makes enterprise applications easy to build and change by directly capturing business objectives and eliminating manual programming. SmartBPM unifies business rules and processes into composite applications that leverage existing systems —empowering businesspeople and IT staff to Build for Change(R), deliver value quickly and outperform their competitors.

Pegasystems’ suite is complemented by best-practice frameworks designed for leaders in financial services, insurance, healthcare, government, life sciences, communications, manufacturing and other industries.

Headquartered in Cambridge, MA, Pegasystems has offices in North America, Europe and Asia. Visit us at www.pega.com.

All trademarks are the property of their respective owners.

The information contained in this press release is not a commitment, promise, or legal obligation to deliver any material, code or functionality. The development, release and timing of any features or functionality described remains at the sole discretion of Pegasystems, Pegasystems specifically disclaims any liability with respect to this information.

For Information, contact:

Craig Dynes	Brian Callahan
Chief Financial Officer	Director of Marketing Communications
Pegasystems Inc.	Pegasystems Inc.
617-866-6020	617-866-6364
cdynes@pega.com	brian.callahan@pega.com